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                                                                   EXHIBIT 10.29


         RETENTION INCENTIVE POLICY FOR DESIGNATED EXECUTIVE OFFICERS
         ------------------------------------------------------------
                                (June 8, 1998)


As a result of the Board of Directors voting to investigate the Company's valuation through an auction process, there has been a marked increase in concern among Company Associates about their future with the Company. This heightened level of concern exposes the Company to disruptive instability that would impede the Company from orderly execution of its operating strategies and tactics during this period while the auction is being performed. This, in turn, could impair the financial performance of the Company during this period, resulting in unfavorable consequences to the shareholders by jeopardizing the realizable value from a potential transaction. In order to encourage the retention of key Associates during this period and to minimize the disruptions and instability that would be caused by unexpected loss of key Associates and the difficulty in replacing them considering the uncertainty of the Company's future ownership, the Board of Directors has resolved to adopt the following retention incentive plan for designated officers not otherwise subject to employment agreements:

If the Company is acquired, and if, as a result of such change in ownership, any designated officer not otherwise compensated under an employment agreement should cease to be employed (other than as a result of voluntary termination or termination for Cause) by the Company at (i) the same or greater base compensation and (ii) a location within 50 miles of such officer's current place of employment, within six (6) months of such change in ownership, then, such officer will receive a retention incentive of twenty-six (26) weeks' base salary upon execution of a written release satisfactory to the Company. Additionally, any accrued but unused vacation up to a maximum of four (4) weeks will be paid upon termination. Payment of the incentive may be either in lump sum and/or as salary continuation at the sole discretion of the Company, and all applicable payroll taxes and other deductions will be withheld from the payments.

For purposes of this policy, "Cause" means (a) any act by the officer that is materially adverse to the best interests of the Company, and which, if subject to a criminal proceeding, could result in a criminal conviction for a felony, or
(b) the failure of the officer substantially to perform their normal duties, other than as a result of incapacitation due to medical reasons, provided that the officer has been given written notice from the Company specifying the nature of the failure to perform their duties and given thirty (30) days to cure the failure prospectively.

If an acquisition or change in ownership does not occur prior to March 1, 1999, then this policy shall automatically become null and void on March 1, 1999.